Exhibit 10.20

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of December 12, 2011 (the “Effective Date”) by and between Columbia University, 412 Low Memorial Library 535 West 116th St., Mail Code 4308, New York, NY 10027 (“Licensor”), and Trovagene, Inc., located at 11055 Flintkote Ave., Suite B, San Diego, CA 92121 (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents (as defined below); and

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under Licensor’s rights to Licensed Patents to develop and commercialize Licensed Products; and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1.                                      DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1                                 “Affiliate” shall mean” shall mean any corporation or other entity that, as of the Effective Date, directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity.

1.2                                 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.3                                 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a

Licensed Product pursuant to regulatory approval in a Major Market by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee in such country.

1.4                                 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.5                                 “Indemnitees” and “Indemnifying Party” shall mean a Party, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns.

1.6                                 “Licensed Field” shall mean all fields of use.

1.7                                 “Licensed Patent Rights” shall mean any of the patents and patent applications described in Schedule A attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto.

1.8                                 “Licensed Product” shall mean any product sold by or on behalf of Licensee or its Affiliates or Sublicensees that, absent the license in the Licensed Field provided in this Agreement, would be an infringement of a Valid Claim of the Licensed Patent Rights.

1.9                                 “Major Market” shall mean the Unites States, European Union, or Japan.

1.10                           “Net Sales” shall mean the amount received by Licensee for all Licensed Products sold by Licensee, its Affiliates or Sublicensees to Third Parties throughout the Territory during each calendar quarter, less the following amounts actually incurred or actually paid by Licensee or its Affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made: (a) normal and customary quantity and/or cash discounts and sales returns and allowances, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates actually allowed and taken, administrative or other fees or reimbursements or similar payments to wholesalers or other distributors, buying groups, or other institutions; (b) sales commission fees paid to Third Parties (excluding sales personnel, sales representatives and sales agents who are employees or consultants of the selling party); (c) freight, postage, shipping, and insurance expenses (if separately identified in such invoice and not paid by a Third Party customer); (d) customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount; (e) any rebates or similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (f) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale); (g) fully loaded manufacturing costs, materials, labor, overhead and costs of distribution.

“Net Sales” shall not include sales or transfers between Licensee and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee.

1.11                           “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory.

1.12                           “Term” shall mean, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country, and product-by-product basis until last to expire of the Licensed Patent Rights covering the Licensed Product.

1.13                           “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.14                           “Territory” shall mean all countries and jurisdictions of the world.

1.15                           “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective Affiliates.

1.16                           “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction. (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2.                                      GRANT OF RIGHTS

2.1                                 License to Licensee.

2.1.1                        Grant of License. Licensor hereby grants to Licensee an exclusive license under Licensor’s rights (even as to Licensor, but subject to 2.1.3), including the right to grant sublicenses in accordance with Section 2.1.2, to the Licensed Patent Rights to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products in the Territory, for any and all uses within the Licensed Field, subject to the terms and conditions of this Agreement.

2.1.2                        Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Section 2. Licensee to provide Columbia with written notice within thirty (30) days of any sublicenses granted to any Sublicensee.

2.1.3                        Retained Rights. Subject to the other terms of this Agreement, Licensor retain the right to use and practice the Licensed Patent Rights in the Field for academic research and educational purposes and to permit other non-profit entities or individuals to practice and use such Licensed Patents Rights for academic research and educational purposes in the Field. Columbia shall obtain from all entities or individuals who are given permission to practice and use such Licensed Patents Rights an agreement in writing to limit such use to academic research and educational purposes.

2.2         All rights not specifically granted herein are reserved to Columbia. Except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary right.

3.                                      COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1                                 Commercialization.

3.1.1                        Responsibility. From and after the Effective Date, Licensee shall have full control and authority over the development and commercialization of Licensed Products in the Licensed Field in the Territory. Licensee shall own all data, results and all other information arising from any such activities under this Agreement. All activities relating to development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense.

3.1.2                        Diligence. Licensee will exercise commercially reasonable efforts to develop a Licensed Product that incorporates the Licensed Patent Rights or Licensed Technology, such commercially reasonable efforts to take into account the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

4.                                      PAYMENTS

4.1                                 License Fee. In consideration of the grant of the license described in Section 2.1 hereof, Licensee hereby agrees to pay Licensor (collectively, not individually) an upfront license fee in the amount of One Thousand Dollars ($1,000), which shall be paid within 30 days of the execution of this Agreement.

4.2                                 Royalty Payments. In further consideration of the grant of the license by Licensor hereunder and subject to the other terms and conditions of this Agreement, Licensee shall make royalty payments to Licensor (collectively, not individually) in the amount of 0.5% on Net Sales if such sales are made by or on behalf of Licensee or its Affiliates or in the amount of 5% on sublicense income received by Licensee if sales are made by Sublicensee. Royalty payments shall commence on date of first Commercial Sale (payable quarterly in arrears) and shall expire on a country by country basis upon expiry of the Licensed Patent Rights in that country.

4.5                                 Reports and Payments.

Within thirty (30) days after the first business day of each calendar quarter of each License Year of this Agreement, Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i)                                     Gross and Net Sales of Products by Company, Sublicensees, Designees and their Affiliates during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, country where manufactured, country where sold, actual selling price, units sold, an identification of all Patent claims that any Patent Product is Covered By, and an identification of Materials and Technical Information used or incorporated in the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of any Other Product;

(ii)                                  Amounts accruing to, and amounts received by, Company from its Sublicensees during such quarter together with the respective payment reports received by Company from any Sublicensees; and

(iii)                               A calculation under Section 4 of the amounts due to Columbia, making reference to the applicable subsection thereof.

Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or, if requested by Columbia, by wire transfer of immediately available funds by Company to:

Wells Fargo Bank

375 Park Avenue, 6th Floor

MAC J0127-063

New York NY 10152

(This is the bank’s address not Columbia University’s. Do not use this address for correspondence to Columbia University.)

Routing/Transit (ABA) #: 121000248 (use for domestic wires)

Swift #: WFBIUS6S (use for foreign wires)

CHIPS UID: 0407

Columbia Account #: 2000039431790

Beneficiary: Columbia University FBO Tech Ventures, Finance

Other identifying info: include invoice #, contract #

ACH Routing/Transit (ABA) #: 026012881

or to such other bank and account identified by notice to Company by Columbia. Company is required to send the quarterly royalty statement whether or not royalty payments are due.

Within thirty (30) days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 4.5 hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.

With respect to revenues obtained by Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by Citibank, N.A. (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Company, and shall not be used to decrease the amount of royalties due to Columbia. Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine Company’s compliance with its obligations hereunder. Upon reasonable notice, but not more than once per calendar year, Columbia may have a certified public accountant or auditor, and an attorney (each as to whom Company has no reasonable objection) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than seven (7) years before the first day of the calendar quarter in which the review is requested. In the event that such review shows that Company has underpaid royalties by five percent (5%) or more with respect to any calendar quarter, or if such underpayment is in excess of $5,000.00 for any calendar quarter, or an aggregate of $10,000 for any calendar year, Company shall pay, within ten days after demand by Columbia, the costs and expenses of such review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to amount of any underpayment and any interest thereon. Company agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review. During the review, Company shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested, including without limitation, information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties (including Sublicensees, Designees, Affiliates of Company, Sublicensees and Designees, and customers).

Notwithstanding anything to the contrary in this Agreement, and without limiting any of Columbia’s rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due) shall bear interest, compounded monthly, at the rate of 9% per annum. Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at the Company’s option) to Company.

Company shall reimburse Columbia for any costs and expenses incurred in connection with collecting on any arrears of Company with respect to its payment and reimbursement obligations under this Agreement (such as Section 11b of this Agreement), including the costs of engaging any collection agency for such purpose.

5.                                      TREATMENT OF CONFIDENTIAL INFORMATION

5.1                                 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement, or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to cooperate with such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2                                 Limited Disclosure and use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential

Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3                                 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or (b) with respect to Licensee, to any prospective Sublicensees or transferees or to investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential.

6.                                      PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1                                 Patent Filing, Prosecution and Maintenance. Subject to the other terms of this Section 6.1, Licensee shall be responsible for preparing, filing, prosecuting, obtaining and maintaining at its sole cost, expense and discretion, all Licensed Patent Rights in the Territory using patent counsel chosen by Licensee. Licensee shall direct such outside counsel to keep both parties informed of its activities related to the Licensed Patent Rights, to copy both Parties on all material prosecution filings and activities and to reasonably consider and incorporate the comments of each Party with respect thereto. Notwithstanding the dispute resolution procedures set forth in Article 10.1, in the event of disagreement between the Parties over a course of action with respect to prosecution, the following procedure shall control: (i) the Parties shall first engage in good faith discussions to resolve the issue, and Licensee will reasonably consider Licensor’s comments and concerns; and (ii) if, despite such good faith efforts, the Parties are unable to reach agreement on a course of action hereunder, Licensee shall have final decision-making authority. The Parties agree that consultation between the Parties relating to the Licensed Patent Rights under this Section 6.1 shall be pursuant to a common interest in the validity, enforceability and scope of the Licensed Patent Rights. If Licensee determines that it desires to abandon prosecution of a patent application and/or patent in Licensed Patent Rights in a particular country, it will give at least sixty (60) days’ written notice to Licensor (but in any event not less than ninety (90) days’ written notice prior to any due date for response to a Patent Office action). Licensor shall thereafter have the right to assume complete control of all further patent prosecution in that country at its sole expense. Licensee shall at the request of Licensor freely execute any documents necessary to vest the maximum legally-permissible control of the applicable patent application(s) or patent(s) in Licensee (e.g., by assignment or exclusive license).

6.2                                 Notice of Infringement. if either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

6.3                                 Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Licensed Field. Licensor shall have the right, at its own expense, to be represented in any such action by Licensee using counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 6.3. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3, shall be allocated as follows: (i) first, the Parties shall be reimbursed, on a pro rata basis, for all costs incurred in connection with such proceeding paid by the Parties; and (ii) second, any remainder that represents compensation for lost sales, a reasonable royalty or lost profits with respect to a Licensed Product, shall be retained by or paid to Licensee; provided, however, that any such amounts shall be subject to the royalty obligations set forth in Section 4.2. If Licensee brings any such action or proceeding hereunder, Licensor agrees to he joined, at Licensee’s expense, as Party plaintiff if necessary to prosecute such action or proceeding, and to give Licensee reasonable assistance and authority to file and prosecute the suit.

7.                                      REPRESENTATIONS AND WARRANTIES; LIMITED LIABILITY

7.1                                 Licensor Representations. Licensor represents and warrants to Licensee that as of the Effective Date and to the knowledge of its Office of Technology Ventures:

(a)                             the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

(b)                            this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not materially conflict with any written agreement or written instrument to which Licensor is a Party or by which it is bound;

(c)                             as of the Effective Date (i) the named inventor Raul Rabadan on the Licensed Patent filed with any patent office has assigned or is under an obligation to assign all of his right, title and interest in and to such inventions claimed in the Licensed Patent Rights to Columbia; and (ii) no claim, action, case, suit, litigation, arbitration, inquiry or proceeding is pending or threatened by any Third Party, that seeks to challenge Columbia’s ownership of the Licensed Patent Rights or the ability of Columbia to grant the licenses hereunder. ;

7.2                                 Licensee Representations. Licensee represents and warrants to Licensor that:

(a)                             the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b)                            this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a Party of or by which it is bound.

7.3                                 No Warranties. LICENSOR IS LICENSING THE LICENSED PATENT RIGHTS ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR EXTENDS ANY ADDITIONAL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

7.4                                 In no event shall Licensor have any liability to Licensee, Sublicensees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Licensed Patents Rights or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Licensee, Sublicensees, or Affiliates of the foregoing, or any Third Party for any reason. In no event shall Licensor’s liability to Licensee exceed the payments made to Licensor by Licensee under this Agreement.

7.5                                 In no event will either Party be liable to the other or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

8.                                      INDEMNIFICATION

8.1                                 Indemnification.

8.1.1                        Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Licensee or any Affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the negligence or willful misconduct on the part of Licensee, except to the extent caused byLicensor’s gross negligence or willful misconduct.

8.2                                 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from Licensee (the “Indemnifying Party”), the Licensor shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and Licensee (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

9.                                      TERM AND TERMINATION

9.1                                 Term; Expiration. The term of this Agreement (“Term”) shall expire upon the expiration of the last patent to expire in Licensed Patent Rights. Upon the expiration of the Term of this Agreement, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in the Territory under the Licensed Patent Rights to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products.

9.2                                 Termination Rights for Breach and Voluntary Termination.

9.2.1                        Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent or not to be material within the aforesaid ninety (90) day period, the notice shall be automatically withdrawn and of no effect.

9.2.2                        Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time for commercially reasonable reason (such as a reasonable belief by Licensee that it is not commercially or scientifically appropriate to further develop the Licensed Patent Rights and Licensed Technology) upon prior written notice to Licensor.

9.3                                 Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.4                                 Effects of Termination.

9.4.1                        Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Section 9.2.1 by Licensee or pursuant to Section 9.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense and agrees to perform all obligations of the sublicense agreement for the benefit of Columbia, (ii) all accrued payments obligations to Licensor have been paid, (iii) Columbia’s obligations under such sublicense is consistent with and does not exceed Columbia’s obligations to Company under this Agreement, and (iv)such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement, and (b) Licensee and its Affiliates and Sublicensees shall have the right, for twelve (12) months or such longer time period on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement.

9.4.2                        Termination for Licensor Breach. Upon any termination of this Agreement by Licensee under Section 9.2.1 or 9.3, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up, exclusive license in the Territory under the Licensed Patent Rights, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products in the Territory.

9.5                                 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6                                 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 2.2, 4.5, 5, 6, 7, 8, 9.4, 10, and 11 (to the extent relevant) as well as any rights or obligations otherwise accrued hereunder prior to termination or expiration (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any payment to Licensor that has not accrued prior to the effective date of any termination or expiration of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination or expiration.

10.                               DISPUTES

10.1                           Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves.

10.2                           Except as otherwise expressly provided herein, the Parties agree that any dispute not resolved internally by the Parties pursuant to this Section 10.1, shall be resolved through binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Agreement, applying the substantive law specified in Section 11.3. A Party may initiate an arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator (and all such arbitrators shall be experienced in the development and commercialization of biotechnology/pharmaceutical products) to resolve the dispute, and all three (3) shall serve as neutrals. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the then prevailing Commercial Arbitration Rules. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall be instructed and required to render a written, binding, non appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. The award of the arbitration tribunal shall be final. In the event Licensee requests arbitration, the arbitration proceedings shall be conducted in New York, NY; in the event Licensor requests arbitration, the arbitration proceedings shall be conducted in San Diego, California. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each Party shall bear its own attorneys’ fees and associated costs and expenses.Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third Party claim or cross-claim in any action brought by a third Party, to which the subject matter of this Agreement may be relevant.

10.3                           Subject Matter Exclusion. Notwithstanding the provisions of Section 10.2, any dispute not resolved internally by the Parties pursuant to Section 10.1 that involves the validity, enforceability or infringement of a Licensed Patent Right (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

11.                               MISCELLANEOUS

11.1                           Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written confirmation sent by nationally-recognized overnight courier service, providing evidence of receipt), (iii) sent by nationally-recognized overnight courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:

Columbia University

Executive Director

Columbia Technology Ventures

Columbia University

80 Claremont Avenue, #4F, Mail Code

9606New York, NY 10027-5712

Telephone: (212) 854-8444

Facsimile: (212) 854-8643

If to Licensee:	Trovagene, Inc. 11055 Flintkote Ave., Suite B, San Diego, CA 92121 Tel: 858 217 4838 Fax: 858 217 4768 Attention: President

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by nationally-recognized overnight courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2                           Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3                           Governing Law and Venue. This Agreement will be construed and interpreted in accordance with the laws of the State of New York and the venue of any action brought shall be in New York, New York.

11.4                           Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5                           Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6                           Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7                           Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8                           Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by Licensor without the prior express written consent of Licensee. Any permitted assignee shall assume in writing all obligations of assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. Licensee may freely assign, the rights granted under this Agreement by sending notice of such assignment with a copy of the permitted assignees written agreement to assume and be bound by this Agreement to the Licensor. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9                           Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10                     Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.11                     Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not thereby materially diminished, The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12                     Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.13                     Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Licensee not later than:

(a)                                  the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b)                                 if not delivered under Section 11.13(a) above, upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

11.14                     Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.15                     Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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1N WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representative.

LICENSOR:

By:	/s/ Orin Herskowitz
	Name:	Orin Herskowitz
	Title:	Executive Director VP of intellectual Property And Technology Transfer Columbia Technology Ventures
TTs #: 40692

licensee:

TROVAGENE, INC.

By:	/s/ Gabriel Cerrone
Name:	Gabriel Cerrone
Title:	Director

Schedule A

Licensed Patent Rights

USSN 61/484330, filed May 10, 2011, entitled Hairy Cell Leukemia Biomarkers and Methods of Using Same.